Exhibit 99.2

LIVE OAK Acquisition Corp. Vi

COMPENSATION COMMITTEE CHARTER

I. Purpose

The Compensation Committee (the “Committee”) of the Board of Directors of Live Oak Acquisition Corp. VI, a Cayman Islands exempted company (the “Company”), shall have responsibility for the compensation of the Company’s executive officers, including the Company’s Chief Executive Officer (the “CEO”), and for incentive compensation, equity-based and pension plans as further provided in this Charter.

II. Organization

The Committee shall consist of two or more directors, each of whom shall satisfy the applicable independence and other compensation committee membership requirements of the Company’s corporate governance guidelines, The Nasdaq Stock Market LLC (“Nasdaq”) and any other applicable regulatory requirements subject to any exceptions or cure periods that are applicable pursuant to the foregoing requirements and the phase-in periods permitted under the Nasdaq rules under which the Committee is required to have only one independent member at the time of listing, a majority of independent members within 90 days of listing and all independent members within one year of listing.

At least one member of the Committee shall have experience in matters relating to executive compensation either as a professional or as a business executive. At least two members shall qualify as (a) “outside directors” within the meaning of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, including Treasury Regulations Section 1.162-27 (“Outside Directors”), and (b) “non-employee directors” within the meaning of Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (“Non-Employee Directors”).

Members of the Committee shall be appointed by the Board on the recommendation of a majority of the independent directors of the Board and may be removed by the Board at any time; provided, however, that if removing a member or members of the Committee would cause the Committee to have fewer than two members, then the Board must, based upon the recommendation of a majority of the independent directors of the Board, at the same time appoint an additional member to the Committee so that the Committee will have at least two members who qualifies as an (a) Outside Directors and (b) Non-Employee Directors. The Committee’s chairperson shall be designated by the Board on the recommendation of a majority of the independent directors of the Board or, if not so designated, the members of the Committee shall elect a chairperson by a vote of the majority of the full Committee.

The Committee may form and delegate authority to subcommittees from time to time as it sees fit, provided that the subcommittees are composed entirely of directors who satisfy the applicable independence requirements of the Company’s corporate governance guidelines and Nasdaq.

III. Meetings

The Committee shall meet as often as necessary to carry out its responsibilities. Meetings shall be called by the chairperson of the Committee or, if there is no chairperson, by a majority of the members of the Committee. Meetings may be held telephonically or by other electronic means to the extent permitted by the Company’s organizational documents and applicable law. Committee actions may be taken by unanimous written consent.

IV. Authority and Responsibilities

To fulfill its responsibilities, the Committee shall:

1. Review and make recommendations to the Board with respect to the Company’s compensation strategy to ensure it is appropriate to attract, retain and motivate senior management and other key employees.

2. Review and make recommendations to the Board with respect to the executive compensation philosophy, policies and programs that in the Committee’s judgment support the Company’s overall business strategy and review and discuss, at least annually, the material risks associated with executive compensation structure, policies and programs to determine whether such structure, policies and programs encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate any such risk.

3. On an annual basis, review and approve corporate goals and objectives relevant to the compensation of the Company’s CEO, evaluate the CEO’s performance in light of those goals and objectives and determine and approve CEO compensation based on this evaluation. In evaluating, determining and approving the long-term incentive component of CEO compensation, the Committee may consider, among such other factors as it may deem relevant, the Company’s performance, shareholder returns, the value of similar incentive awards to executive officers at comparable companies, the value of similar awards given to other executive officers of the Company, the results of the most recent shareholder advisory vote on executive compensation required by Section 14A of the Exchange Act (the “Say-on-Pay Vote”) and the awards given to the executive officer in past years. The CEO shall not be present during voting or deliberations relating to his or her compensation.

4. On an annual basis, review and make recommendations to the Board with respect to corporate goals and objectives relevant to the compensation of the Company’s other executive officers, evaluate the executive officers’ performance in light of those goals and objectives and determine and make recommendations to the Board with respect to executive officer compensation based on this evaluation. In evaluating and making recommendations with respect to the long-term incentive component of executive officer compensation, the Committee may consider, among such other factors as it may deem relevant, the Company’s performance, shareholder returns, the value of similar incentive awards to executive officers at comparable companies, the value of similar awards given to other executive officers of the Company, the results of the most recent Say-on-Pay Vote and the awards given to the executive officer in past years. No executive officer may be present during voting or deliberations relating to his or her compensation.

5. Review on an annual basis and make recommendations to the Board with respect to the Company’s incentive compensation, equity-based and pension plans, if any. With respect to each such plan, the Committee shall have responsibility for:

(a) implementing and administering the plan;

(b) setting performance targets under all annual bonus and long-term incentive compensation plans as appropriate and committing to writing any and all performance targets for executive officers who may be “covered employees” under applicable laws and regulations;

(c) if called for by the plan, certifying that any and all performance targets used for any performance-based equity compensation plans have been met before payment of any executive bonus or compensation or exercise of any executive award granted under any such plans;

(d) approving all amendments to, and terminations of, all compensation plans and any awards under such plans;

(e) granting any awards under any performance-based annual bonus, long- term incentive compensation and equity compensation plans to executive officers or current employees with the potential to become the CEO or an executive officer, including share options and other equity rights (e.g., restricted shares and share purchase rights);

(f) approving which executive officers are entitled to awards under the Company’s stock option plans; and

(g) approving repurchases of securities from terminated employees.

(h) In reviewing the Company’s incentive compensation, equity-based and pension plans, the Committee may consider the plan’s administrative costs, current plan features relative to any proposed new features, the results of the most recent Say- on-Pay Vote and the performance of the plan’s internal and external administrators if any duties have been delegated.

6. Review and recommend to the Board for approval any employment agreement or compensatory transaction with an executive officer of the Company involving compensation in excess of $120,000 per year.

7. Establish and periodically review policies concerning perquisite benefits and approve all special perquisites, special cash payments and other special compensation and benefits arrangements for officers and employees of the Company and approve all special perquisites, special cash payments and other special compensation and benefit arrangements for officers and employees of the Company.

8. Determine and recommend to the Board for approval the Company’s policy with respect to change-of-control or “parachute” payments. In reviewing the Company’s policy with respect to change of control or “parachute” payments, the Committee may consider, among such other factors as it may deem relevant, the results of the most recent Say-on-Pay Vote on “parachute” payments, if any.

9. Review and make recommendations to the Board with respect to executive officer and director indemnification and insurance matters.

10. Review and recommend to the Board for approval the compensation of directors for their service to the Board. Review, evaluate and recommend changes, if appropriate, to the remuneration of directors.

11. Approve compensation awards, including individual awards, as may be required to comply with applicable tax and state corporate laws.

12. Review the Company’s compensation disclosures in its annual proxy statement and its Annual Report on Form 10-K filed with the SEC and assist management in complying with proxy statement and annual report requirements. Review and discuss the Company’s Compensation Discussion and Analysis (“CD&A”) with management and based on such review and discussion, determine whether to recommend to the Board that such compensation disclosures and CD&A be disclosed in the Company’s Annual Report on Form 10-K or annual proxy statement filed with the SEC, as applicable.

13. Review and recommend to the Board for approval the frequency with which the Company will conduct Say-on-Pay Votes, taking into account the results of the most recent shareholder advisory vote on frequency of Say-on-Pay Votes required by Section 14A of the Exchange Act, and review and recommend to the Board for approval the proposals regarding the Say-on-Pay Vote and the frequency of the Say-on-Pay Vote to be included in the Company’s proxy statement filed with the SEC.

14. Prepare any report required by applicable rules and regulations or listing standards, including reports on executive compensation required by the SEC to be included in the Company’s annual proxy statement, or, if the Company does not file a proxy statement, in the Company’s Annual Report filed on Form 10-K with the SEC.

15. To the extent that the Company’s securities continue to be listed on an exchange and subject to Rule 10D-1 under the Exchange Act, the Committee shall, with the assistance of management, advise the Board and any other Board committee if the clawback provisions of the Rule are triggered based upon a financial statement restatement or other financial statement change, and perform any other tasks required of it by the Company’s clawback policy.

16. Review and assess the adequacy of this Charter annually and recommend to the Board any changes deemed appropriate by the Committee.

17. Review its own performance annually.

18. Report regularly to the Board.

19. Perform any other activities consistent with this Charter, the Company’s amended and restated memorandum and articles of association and governing law, as the Committee or the Board deems necessary or appropriate.

V. Resources

The Committee shall have the authority to retain or terminate, at its sole discretion, compensation consultants, independent legal counsel or other advisors (collectively, “Advisors”) to assist the Committee in its responsibilities and shall be directly responsible for the appointment, compensation and oversight of the work of such Advisors. Before retaining an Advisor (other than in-house legal counsel and any Advisor whose role is limited to consulting on broad-based, non-discriminatory plans or providing information that is not customized in particular for the Company (as described in Item 407(e)(3)(iii) of Regulation S-K), the Committee shall consider the independence of such Advisor, including any independence factors that it is required to consider by law or Nasdaq rules.

The chairperson of the Committee, at the request of any member of the Committee, may request that any officer, employee or advisor of the Company attend a meeting of the Committee or otherwise respond to Committee requests.

The Committee shall have the sole authority to determine the terms of engagement and the extent of funding necessary (and to be provided by the Company) for payment of compensation to any Advisors or other professionals retained to advise the Committee and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

VI. Amendments

Any amendment or other modification of this Charter shall be made and approved by the full Board.

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